Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4) of Tellabs, Inc. pertaining to the Advanced Fibre Communications, Inc. 1993 Stock Option/Stock Issuance Plan, Advanced Fibre Communications, Inc. 1996 Stock Incentive Plan and the AccessLan Communications, Inc. 1997 Stock Option Plan, of our reports dated January 21, 2004, with respect to the consolidated financial statements of Tellabs, Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 2004 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
December 7, 2004